EXCLUSIVE LENDING AGREEMENT

This Agreement dated as of May 26, 2015 (this “Agreement”) is among Diamond Hill Funds, on behalf of each of its series defined hereinafter, acting severally and not jointly (each, a “Lender”) and State Street Bank and Trust Company, acting as agent for Lender (“Agent”), and State Street Bank and Trust Company, acting as principal borrower (“Borrower”).

WHEREAS, Lender has appointed Agent as its agent with authority to enter into securities lending transactions on its behalf pursuant to a Securities Lending Authorization Agreement dated as of March 1, 2014, as may be amended from time to time (the “SLAA”).

WHEREAS, Borrower has entered into a Securities Loan Agreement with Agent dated as of December 15, 1997, as amended from time to time (the “Lending Agreement”).

WHEREAS, the parties have entered into this Agreement to supplement the Lending Agreement and the SLAA and to set out the terms on which Lender has agreed to lend the Borrowable Securities to Borrower on an exclusive basis.

NOW THEREFORE, for good and fair consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

(a)	Exclusivity. Lender hereby agrees to make its securities that are held by State Street Bank and Trust Company as trustee or custodian (such securities, collectively, “Borrowable Securities”) available for lending exclusively to Borrower during the Lending Period on and subject to the terms of the Lending Agreement.

Lender will not, without Borrower’s consent, enter into any securities loan or repurchase transaction, any synthetic securities loan transaction (including, but not limited to, any sale followed by or linked to a swap, purchase of certificates/notes, call option or yield enhancement trade), or any arrangements similar thereto with respect to Borrowable Securities with any other party, except as pursuant to Lender’s normal investment activity. For the avoidance of doubt, Lender may at any time during the Lending Period (1) sell any of the Borrowable Securities to any counterparty (including, without limitation, Borrower) and, upon such sale, such Borrowable Securities shall no longer be deemed Borrowable Securities, (2) terminate any loan to Borrower of any of the Borrowable Securities in accordance with the Lending Agreement (including, without limitation, for the purpose of allowing Lender to exercise voting rights or other rights attached to such Borrowable Securities) and (3) restrict any of the Borrowable Securities from lending activity (including, without limitation, during the period of time required to allow Lender to exercise voting rights or other rights attached to such Borrowable Securities). Upon the sale of, or termination of any loan to Borrower of, any Borrowable Securities, Borrower shall return such Borrowable Securities in accordance with the Lending Agreement.

Any loan of Borrowable Securities made during the Lending Period that extends beyond the Lending Period shall be governed exclusively by the Lending Agreement as of the first calendar day after the Lending Period expires. For the avoidance of doubt, any outstanding obligations of the parties in respect of such loans shall be governed by the Lending Agreement regardless of the termination of this Agreement.

(b)	Borrowing Requirements. Borrower agrees to, subject to the terms of this Agreement, provide to Agent (on behalf of Lender) cash collateral for each of the loans described hereunder in accordance with the Lending Agreement.

(c)	Termination.

(1)	In the event that the Lending Agreement or the SLAA is terminated in accordance with its terms or all Loans (as defined in the Lending Agreement and SLAA, as applicable) thereunder are recalled, this Agreement shall terminate immediately.

(2)	In the event that (1) Agent ceases to have authority to act on behalf of Lender for the purpose of this Agreement and/or the Lending Agreement or (2) Borrower or Lender (acting through Agent), upon the advice of counsel, determines that any material portion of the loans under this Agreement, or this Agreement, becomes illegal or prohibited in accordance with any applicable law, this Agreement shall terminate upon delivering notice thereof to the applicable parties; provided that if the date on which such loans or this Agreement will become illegal or prohibited in accordance with any applicable law (the “Illegality Date”) can be determined with reasonable certainty, then Borrower or Lender (acting through Agent) may deliver such notice at the time of such determination and this Agreement shall terminate on the fifth (5th) Business Day prior to the Illegality Date or, if such notice is delivered between such date and the Illegality Date, then upon the delivery of such notice.

(d)	Representations and Warranties. Borrower represents to Lender and Agent, and Lender represents and warrants to Borrower that (1) it has the capacity and authority to enter into and perform the terms of this Agreement, (2) it is not restricted by its organizational documents, or in any other manner, from entering into and performing its obligations under this Agreement and (3) it has all necessary consents, approvals and licenses to enter into, and perform its respective obligations under, this Agreement.

(e)	No Disclosure. Except (1) as required by law or by any stock exchange or governmental or other regulatory or supervisory body or authority having jurisdiction to whose rules the party making the announcement or distributing the circular is subject (whether or not having the force of law) or (2) to the extent that such announcement or circular is already in the public domain (other than by breach of this provision by any party hereto) or can be shown by the announcing or disclosing party (to the reasonable satisfaction of each of the other parties hereto) already to have been known to the relevant announcee or disclosee (other than by breach of this provision by any party hereto), no announcement or circular in connection with the existence or the subject matter of this Agreement or the Lending Agreement shall be made or issued by or on behalf of Borrower or Lender without the prior written approval of the other parties (in each case such approval not to be unreasonably withheld or delayed). Notwithstanding the foregoing, each party may disclose the existence of this Agreement in accordance with its internal policies (e.g. required disclosure to investors) and subject to existing obligations of confidentiality between the parties (e.g. confidentiality provisions in the EC fee schedule).

(f)	Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision hereof shall not affect any other provision of this Agreement. If in the construction of this Agreement any court should deem any provision to be invalid because of scope or duration, then such court shall forthwith reduce such scope or duration to that which is appropriate and enforce this Agreement in its modified scope or duration.

(g)	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be treated as an original and all of which when taken together shall constitute one and the same document.

(h)

Governing Law. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS. Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any Massachusetts state or federal court sitting in The Commonwealth of Massachusetts in any action or proceeding arising out of or related to this Agreement, hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Massachusetts state or Federal court except that this provision shall not preclude any party from removing any action to federal court. Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to Borrower at its address specified in Section 17 of the Lending Agreement. Borrower agrees that a final judgment in any such action or proceeding, all appeals having been taken or the time period for such appeals having expired, shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(i)	Effect of this Agreement. Except as otherwise set forth herein, the Lending Agreement and SLAA shall remain unchanged and in full force and effect including, without limitation, with respect to loans made pursuant to this Agreement and with respect to the rights and obligations of the parties thereunder. From and after the date hereof, any reference to the Lending Agreement and the SLAA shall be a reference such agreement as supplemented hereby. For the avoidance of doubt, (1) a loan of Borrowable Securities shall constitute a Loan (as defined in the Lending Agreement and the SLAA, as applicable), and such Borrowable Securities on loan shall constitute Borrowed Securities under the Lending Agreement and Loaned Securities under the SLAA, and (2) any collateral provided to Agent on behalf of Lender by Borrower in respect of any loan of Borrowable Securities in accordance with the Lending Agreement and the SLAA shall constitute Collateral (as defined in the Lending Agreement and SLAA, as applicable) thereunder and shall be provided in accordance with the terms and requirements of the Lending Agreement and the SLAA.

(j)	Definitions.

Any defined term used herein but not otherwise defined herein shall have the meanings ascribed to such defined term in the Lending Agreement and, where specified, the SLAA.

“Agent” has the meaning set forth in the preamble.

“Agreement” has the meaning set forth in the preamble.

“Borrowable Securities” has the meaning set forth in clause (a).

“Borrower” has the meaning set forth in the preamble.

“Illegality Date” has the meaning set forth in clause (c)(2).

“Lender” means Diamond Hill Funds, on behalf of each of the following series:

•	Diamond Hill Financial Long-Short Fund

•	Diamond Hill Long-Short Fund

•	Diamond Hill Research Opportunities Fund

“Lending Agreement” has the meaning set forth in the recitals.

“Lending Period” means the period beginning on the date of this Agreement and ending on the date that the Lending Agreement is terminated in accordance with its terms or all Loans thereunder are recalled, or such earlier date as may be agreed by the parties hereto.

“SLAA” has the meaning set forth in the recitals.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DIAMOND HILL FUNDS, on behalf of each Lender

By:	/s/ Gary Young
Name: Gary Young
Title: President

STATE STREET BANK AND TRUST COMPANY, in its capacity as Agent

By:	/s/ Gino L. Timperio
Name: Gino L. Timperio
Title: Senior Managing Director

STATE STREET BANK AND TRUST COMPANY, in its capacity as Borrower

By:	/s/ Francesco D’Agnese
Name: Francesco D’Agnese
Title: Managing Director

FIRST AMENDMENT TO

EXCLUSIVE LENDING AGREEMENT (“AGREEMENT”)

BETWEEN

DIAMOND HILL FUNDS,

ON BEHALF OF EACH OF ITS SERIES IDENTIFIED IN THE AGREEMENT

AND

STATE STREET BANK AND TRUST COMPANY

This First Amendment (“Amendment”) dated as of June 19, 2015 is among Diamond Hill Funds, on behalf of each of its series identified in the Agreement, each acting severally and not jointly (each, a “Lender”), State Street Bank and Trust Company, acting as agent for Lender (“Agent”), and State Street Bank and Trust Company, as principal borrower (“Borrower”).

WHEREAS, the parties have entered into an Exclusive Lending Agreement, dated as of May 26, 2015, as amended from time to time and as in effect on the date of this Amendment (as previously defined, the “Agreement”); and

WHEREAS, the parties seek to amend the Agreement to set forth the rebate rate owed by the Lender to the Borrower;

NOW THEREFORE, the parties hereby agree to amend the Agreement as follows:

1. Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2. Amendment. The Agreement is amended by adding the following new paragraph (k):

“(k) Rebate Rate. Lender agrees to pay Borrower a rebate rate on any cash collateral not otherwise utilized for a Financing Transaction (as defined in the SLAA) of Fed Funds Open, (calculated daily and paid monthly).”

3. Miscellaneous. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one (1) instrument.

4. Effective Date. This Amendment shall be effective as of the date first set forth above.

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IN WITNESS WHEREOF, the parties hereby execute this Amendment, as of the date first set forth above, by their duly authorized officers by affixing their signatures below.

DIAMOND HILL FUNDS, on behalf of each Lender

By:	/s/ Gary Young

Name:	Gary Young

Title:	President

STATE STREET BANK AND TRUST COMPANY, in its capacity as Agent

By:	/s/ Doug Brown

Name:	Doug Brown

Title:	Senior Managing Director

STATE STREET BANK AND TRUST COMPANY, in its capacity as Borrower

By:	/s/ Paul J. Fleming

Name:	Paul J. Fleming

Title:	Senior Managing Director